Exhibit 10.25
Summary of Base Salaries
For Specified Executive Officers
of Bakers Footwear Group, Inc.
The following table sets forth the base salaries as of April 18, 2008 for certain of the Company’s executive officers:

Name and Principal Position (1)	Base Salary
Peter A. Edison	$350,000
Chairman of the Board, Chief Executive Officer and President

Stanley K. Tusman	$265,000
Executive Vice President and Chief Planning Officer

Mark D. Ianni	$270,000
Executive Vice President and Chief Merchandising Officer

Joseph R. Vander Pluym	$270,000
Executive Vice President and Chief Operations Officer

(1) Each of these executive officers is a party to a written employment agreement with the Company and may be a party to other compensation arrangements with the Company that have been filed as exhibits to the Company’s Annual Report on Form 10-K or in other filings with the Securities and Exchange Commission. Bonuses are determined by the Company’s Compensation Committee on terms generally consistent with the Bakers Footwear Group, Inc. Cash Bonus Plan. The Company’s executive officers are eligible to participate in the Bakers Footwear Group, Inc. Cash Bonus Plan, Bakers Footwear Group, Inc. 2003 Stock Option Plan and the Bakers Footwear Group, Inc. 2005 Incentive Compensation Plan, receive matching employer contributions to the Company’s 401(k) plan, participate in other employee benefit plans and receive other forms of compensation. The Company also pays premiums on a life insurance policy solely for the benefit of Mr. Tusman.